Exhibit 7

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The tables below set forth our consolidated ratios of earnings to fixed charges, calculated in accordance with Canadian GAAP and U.S. GAAP, for the five-year period ended October 31, 2010:

Canadian GAAP	Year Ended October 31,
	2010	2009	2008	2007	2006
Excluding Interest on Deposits	3.55	3.28	2.51	2.34	2.27
Including Interest on Deposits	1.90	1.60	1.37	1.37	1.40

U.S. GAAP	Year Ended October 31,
	2010	2009	2008	2007	2006
Excluding Interest on Deposits	3.60	3.36	2.33	2.36	2.28
Including Interest on Deposits	1.89	1.60	1.32	1.37	1.39

For purposes of computing these ratios, earnings represent net income plus income taxes and fixed charges (excluding capitalized interest). Fixed charges represent (i) estimated interest within rental expense, (ii) amortization of debt issuance costs and (iii) interest (including capitalized interest), including or excluding deposit interest as indicated.

Royal Bank of Canada and Subsidiaries

Ratio of Earnings to Fixed Charges and Preferred Dividends

					CDN GAAP
	2010	2009	2008	2007	Year Ended October 31 2006
(Canadian dollars in millions)
Excluding Interest on Deposits

Income from continuing operations before income taxes	$6,968	$5,526	6,005	7,025	$6,204

Less: Income from equity investees	55	4	(42)	(63)	(55	) Note 1

Fixed Charges:
Interest expense (excl. Deposits)	$2,605	$2,275	3,826	5,075	$4,700
Estimated interest within rental expense	149	146	129	128	127

Total fixed charges	2,754	2,421	3,955	5,203	4,827

Preferred dividend requirements	338	325	131	110	78	Note 2

Fixed charges and preferred dividends	3,092	2,746	4,086	5,313	4,905

Earnings	9,777	7,951	9,918	12,165	10,976

Ratio of earnings to fixed charges	3.55	3.28	2.51	2.34	2.27

Ratio of earnings to fixed charges and preferred dividends	3.16	2.90	2.43	2.29	2.24

Including Interest on Deposits

Income before income taxes	$6,968	$5,526	$6,005	$7,025	$6,204

Less: Income/(loss) from equity investees	55	4	(42)	(63)	(55	) Note 1

Fixed Charges:
Interest expense (incl. Deposits)	$7,696	$9,037	15,984	18,845	$15,408
Estimated interest within rental expense	149	146	129	128	127

Total fixed charges	7,845	9,183	16,113	18,973	15,535

Preferred dividend requirements	338	325	131	110	78	Note 2

Fixed charges and preferred dividends	8,183	9,508	16,244	19,083	15,613

Earnings	14,868	14,713	22,076	25,935	21,684

Ratio of earnings to fixed charges	1.90	1.60	1.37	1.37	1.40

Ratio of earnings to fixed charges and preferred dividends	1.82	1.55	1.36	1.36	1.39

Note (1)	2010	2009	2008	2007	2006
Equity in Undistributed Earnings of Unconsolidated Subsidiaries Calculation (C $’000s):
Associated Corporations
(equity accounted investments - both GAAPS)	(54,684)	(3,922)	41,695	63,411	55,152
Joint Ventures
(equity accounted investments - U.S. GAAP and proportionate consolidation Cdn. GAAP)	-	(1)	-	-	-

	(54,684)	(3,923)	41,695	63,411	55,152

Note: Losses are presented with a negative sign in this calculation.

Note (2)
Preferred Dividend Requirements Calculation (C $ millions):
Preferred Dividends (per Income Statement)	258	233	101	88	60
Taxable Equivalent Gross-up
(1-Canadian Tax Rate for period)	76.4%	71.6%	77.2%	80.2%	77.4%

Preferred Dividend Requirement	338	325	131	110	78

Effective Tax Rate for Continuing Ops	23.6%	28.4%	22.8%	19.8%	22.6%

Royal Bank of Canada and Subsidiaries

Ratio of Earnings to Fixed Charges and Preferred Dividends

					U.S. GAAP
					Year Ended October 31
	2010	2009	2008	2007	2006
(Canadian dollars in millions)		Restate	Restate
Excluding Interest on Deposits

Income from continuing operations before income taxes	$7,021	$5,563	$5,288	$7,112	$6,192

Less: Income/(loss) from equity investees	(113)	(159)	(264)	(268)	(203)	Note 1

Fixed Charges:
Interest expense (excl. Deposits)	$2,514	$2,149	$3,659	$4,913	$4,564
Estimated interest within rental expense	142	140	124	122	122

Total fixed charges	2,656	2,289	3,783	5,035	4,686

Preferred dividend requirements	342	320	139	125	94	Note 2

Fixed charges and preferred dividends	2,998	2,609	3,922	5,160	4,780

Earnings	9,564	7,693	8,806	11,879	10,675

Ratio of earnings to fixed charges	3.60	3.36	2.33	2.36	2.28

Ratio of earnings to fixed charges and preferred dividends	3.19	2.95	2.25	2.30	2.23

Including Interest on Deposits

Income from continuing operations before income taxes	$7,021	$5,563	$5,288	$7,112	$6,192

Less: Income/(loss) from equity investees	(113)	(159)	(264)	(268)	(203)	Note 1

Fixed Charges:
Interest expense (incl. Deposits)	$7,590	$8,816	$15,450	$18,362	$15,076
Estimated interest within rental expense	142	140	124	122	122

Total fixed charges	7,732	8,956	15,574	18,484	15,198

Preferred dividend requirements	342	320	139	125	94	Note 2

Fixed charges and preferred dividends	8,074	9,276	15,713	18,609	15,292

Earnings	14,640	14,360	20,597	25,328	21,187

Ratio of earnings to fixed charges	1.89	1.60	1.32	1.37	1.39

Ratio of earnings to fixed charges and preferred dividends	1.81	1.55	1.31	1.36	1.39

Note (1)
Equity in Undistributed Earnings of Unconsolidated Subsidiaries Calculation (C $’000s):
Associated Corporations
(equity accounted investments - both GAAPS)	(54,684)	(3,923)	41,695	63,411	55,152
Joint Ventures
(equity accounted investments - U.S. GAAP and
proportionate consolidation Cdn. GAAP)	167,278	162,693	222,636	204,679	147,670

	112,594	158,770	264,331	268,090	202,822

Note: Losses are presented with a negative sign in this calculation.

Note (2)
Preferred Dividend Requirements Calculation (C $ millions):
Preferred Dividends (per Income Statement)	258	233	112	102	74
Taxable Equivalent Gross-up
(1-Canadian Tax Rate for period)	75.4%	72.7%	80.5%	81.4%	78.9%

Preferred Dividend Requirement	342	320	139	125	94

Effective Tax Rate for Continuing Ops	24.6%	27.3%	19.5%	18.6%	21.1%